Exhibit 99

Investor Release
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
11/14/13	Investors:	Kathy Martin, 630-623-7833
	Media:	Heidi Barker, 630-623-3791

McDONALD’S CONTINUES TO INVEST FOR FUTURE GROWTH

OAK BROOK, IL - During the Company’s investor meeting today, McDonald’s Corporation President and Chief Executive Officer Don Thompson and members of senior management reiterated the Company’s commitment to its strategic plan - the Plan to Win - and its global growth priorities of optimizing the menu, modernizing the customer experience and broadening accessibility to Brand McDonald’s.

“For more than ten years, the Plan to Win along with our System alignment, financial strength and distinct competitive advantages have served as the critical framework behind our growth,” said Don Thompson. “Today, the Plan to Win continues to guide the evolution and execution of our global growth priorities as we strive to become even better and bigger.”

McDonald’s reaffirmed its long-term average annual constant currency growth targets:

•	Systemwide sales growth of 3% to 5%

•	Operating income growth of 6% to 7%, and

•	Return on incremental invested capital in the high teens

During the meeting, the Company also highlighted the following outlook for 2014:

•	Capital expenditures of $2.9 - $3.0 billion, providing for 1,500 - 1,600 new restaurant openings and about 1,000 reimages.

•	Commodity cost forecast reflecting an increase in the Company’s overall basket of goods of 1.0% - 2.0% in the U.S. and 1.5% - 2.5% in Europe.

•	G&A increase of approximately $200 million reflecting:

◦	Higher employee expenses, primarily due to the impact of below-target 2013 incentive pay, as well as costs to support restaurant growth, capacity enhancements and digital initiatives, and

◦	Expenses associated with our Worldwide Owner/Operator convention and sponsorship of the Winter Olympic Games in Sochi.

“Given the resilience and stability of our business model, we believe that our average annual constant currency growth targets remain realistic and achievable and keep us focused on making the best decisions for the long term,” said Thompson. “These targets continue to align our System behind growing sales and profitability to generate strong returns. While the fundamentals of our business have not changed, when we look at the market dynamics for 2014 we do not see material changes versus 2013. As such, we are focused on those things within our control - evolving to meet changing consumer preferences, investing to build demand, and maintaining our focus on execution and operations excellence.”

“Our goal is to ensure that we are adapting to keep pace with the changing marketplace,” Don Thompson continued. “We are intent on strengthening our brand by running even better restaurants and delivering the best food and beverage offerings. We will accomplish this by accentuating our key brand attributes, modernizing our connection with the more than 69 million customers who visit McDonald’s each day, and optimizing our globally diversified restaurant portfolio.”

Chief Financial Officer Pete Bensen said, "Although the environment of muted top-line growth and ongoing cost pressures will persist in 2014, we are confident that McDonald’s is uniquely positioned to make investments today that will generate future value for our System and shareholders. We believe now is the ideal time to capture the significant opportunity in under-penetrated emerging markets while expanding our presence in key established markets where average unit volumes and brand recognition are strong. We have the financial discipline, systems and processes to ensure that we optimize the use of our capital expenditures of $2.9 - $3.0 billion for 2014.”

“McDonald’s business continues to generate a significant amount of cash from operations - averaging $7 billion over the last few years. Our priorities regarding the use of this cash have not changed,” Bensen continued. “Our first priority is to reinvest in our business to drive future growth. After that, we expect to return all of our free cash flow over the long term to investors through a combination of dividends and share repurchases. For 2013, we expect to return $4.5 - $5 billion to shareholders.”

Don Thompson concluded, “The McDonald’s System has an infrastructure built for growth, and we are well-positioned to seize the sizable opportunities that exist in the Informal Eating Out industry. Today we are investing in our people, our restaurants and our technology to capitalize on those long-term opportunities that will make McDonald’s even better and bigger in the future. While the near-term environment is challenging, we are confident in our ability to create long-term value for our customers, shareholders and the McDonald’s System.”

RELATED COMMUNICATIONS

The Company plans to release November 2013 sales on December 9, 2013.

McDonald's is the world's leading global foodservice retailer with approximately 35,000 locations serving more than 69 million customers in over 100 countries each day. More than 80% of McDonald's restaurants worldwide are owned and operated by independent local men and women.

FORWARD-LOOKING STATEMENTS

This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K.

# # #